PROFORMA FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
AND YEAR END DECEMBER 31, 1999
(Dollars in Thousands)
(Unaudited)

                              Nine Months ended                  Twelve Months Ended
                             September 30, 2000                  December 31, 1999

                      Original   Adjustments   Proforma   Original   Adjustments   Proforma
REVENUES:
 Nursing and
  assisted living
  centers            $ 677,072  $  (44,473) 1  $ 632,599  $ 916,195  $  (53,436) 1 $ 862,759
 Medical supplies
  and outpatient
  therapy                7,458            -        7,458     43,068            -      43,068

 Other                   5,589        5,075 2     10,664      8,322        6,767 2    15,089

                     ---------  -----------    ---------   --------  -----------   ---------
                       690,119     (39,398)      650,721    967,585     (46,669)     920,916
                     ---------  -----------    ---------   --------  -----------   ---------

COSTS AND EXPENSES:

 Operating             624,166     (51,399) 3    572,767    842,216     (50,481) 3   791,735
 General and
  administrative        33,433      (3,243) 1     30,190     45,524      (3,532) 1    41,992
 Lease costs            13,149        (266) 1     12,883     18,806        (302) 1    18,504
 Depreciation and
  amortization          34,074        (463) 4     33,611     52,005        (513) 4    51,492
 Interest expense       35,221      (1,135) 5     34,086     52,499        (344) 5    52,155
 Interest income         (956)            -        (956)    (1,232)            -     (1,232)
 Loss on impairment
  of long-lived assets       -            -            -     38,173            -      38,173
 Loss on disposal of
  assets and other
  items                    786            -          786     42,774            -      42,774
                     ---------  -----------    ---------  ---------     --------  ----------
                       739,873     (56,506)      683,367  1,090,765     (55,172)   1,035,593
                     ---------  -----------    ---------  ---------     --------  ----------

LOSS BEFORE PROVISION
 FOR INCOME TAXES     (49,754)       17,108     (32,646)  (123,180)        8,503   (114,677)

Provision (benefit)
 for income taxes     (17,601)        6,843 6   (10,758)   (52,841)        3,401 6  (49,440)
                     ---------  -----------    ---------  ---------     --------  ----------

LOSS BEFORE MINORITY
 INTERESTS            (32,153)       10,265     (21,888)   (70,339)        5,102    (65,237)

Minority interests           -            -            -        224            -         224
                     ---------  -----------    ---------  ---------     --------  ----------

LOSS FROM CONTINUING
 OPERATIONS          $(32,153)  $    10,265    $(21,888)  $(70,115)     $  5,102  $ (65,013)
                     =========  ===========    =========  =========     ========  ==========

PER COMMON SHARE:

Loss from
 Continuing
 Operations        $      (34)    $      11  $      (23) $     (74)    $     (8)  $     (82)


Notes to Proforma Financial Statements:
On December 31st, 2000 the Company leased nine Florida nursing facilities (1,033 beds) to Tandem Healthcare, Inc.
for an 18 month term, with an option to purchase the properties for up to $48 million at any time during the lease term. Over the term of the lease, aggregate lease payments will total $10.2 million and associated costs incurred in respect of the lease will approximate $6.0 million.

The Proforma Income Statement has been prepared assuming the lease transaction occurred on January 1st, 1999 and the income statements for the Nine Month period ended
September 30th, 2000 and Twelve Month period ended
December 31st, 1999 Income Statements adjusted accordingly.
Rental income from the lease arrangements, along with associated costs have been reflected in the proforma income statements, net of the loss of revenues and associated operating and other costs related with the facilities.

The specific adjustments on the Proforma Income Statement are outlined within the below notes:
1) Adjustment for loss of revenues from the facilities
2) Adjustment for rental income from the leased properties

3) Adjustment for loss of operating costs from the facilities, net of associated costsfrom lease arrangements.
4) Adjustment for reduced depreciation and amortization due to the impairment of value adjustment reflected as of January
1, 1999
5) Adjustment for reduction of debt and interest costs from loss of operating deficit from facilities
6) Tax impact of loss of operating profit from operation of facilities, net of lease arrangement net income

The Proforma Balance Sheet is prepared on the assumption that the lease transaction occurred on September 30th, 2000. As the properties remain owned by the Company, there is no material change in the assets or liabilities of the Company as of September 30th, 2000, other than the impairment of value of the properties. Therefore the only material change to the Proforma Balance Sheet would be a reduction in Property and Equipment by $16.2 million, offset by a related tax impact of the adjustment using the standard rate of approximately 40%. The Company will record a impairment to value provision of approximately $16.2 million within the fourth quarter of 2000.